Exhibit 99


(1) These shares are restricted stock that vested in full immediately.

(2) These securities are held for the account of MHR Capital Partners Master Account LP, an Anguilla, British West Indies limited partnership ("Master Account"). Advisors is the general partner of Master Account. Mark H. Rachesky, M.D. ("Dr. Rachesky") is the managing member of Advisors. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of Master Account. MHR Fund Management LLC, a Delaware limited liability company ("Fund Management"), has an investment management agreement with Master Account pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the securities held for the account of Master Account and, accordingly, Fund Management may be deemed to beneficially own the securities held for the account of Master Account. The Reporting Person previously reported indirect beneficial ownership of securities of the Issuer on Form 3 held for the account of MHR Capital Partners (500) LP (f/k/a MHR Capital Partners LP) ("Capital Partners (500)"). Capital Partners (500) transferred the securities previously owned by Capital Partners (500) to Master Account.

(3) These securities are held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership ("Capital Partners (100)"). Advisors is the general partner of Capital Partners (100). Dr. Rachesky is the managing member of Advisors. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of Capital Partners (100). Fund Management has an investment management agreement with Capital Partners (100) pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the securities held for the account of Capital Partners (100) and, accordingly, Fund Management may be deemed to beneficially own the securities held for the account of Capital Partners (100).

(4) These securities are held for the account of OTQ LLC, a Delaware limited liability company ("OTQ"). Dr. Rachesky is the managing member of OTQ. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of OTQ.

(5) These securities are held for the account of the Jill & Mark Rachesky Charitable Foundation.

(6) These securities are held by Dr. Rachesky ACF Allison Rachesky.

(7) These securities are held by Dr. Rachesky ACF Samantha Rachesky.

(8) These securities are held by Dr. Rachesky ACF Steven Rachesky.

(9) These securities are held by Dr. Rachesky ACF Kate Rachesky.

(10) The filing of this statement shall not be deemed an admission that Dr. Rachesky is the beneficial owner of any securities not held directly for his account for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise.